Exhibit 10.13

American Standard Europe

a Belgian private limited liability company

1789 Chaussée de Wavre, Box 15

Belgium, Brussels 1160

Telephone: 32-(0)2-663-01-20

Facsimile: 32-(0)2-675-43-42

Amendment to the Employment Contract of March 1, 2003

BETWEEN:	The Belgian private limited liability company ‘American Standard Europe’ with Registered office at no. 1789 Chaussée de Wavre, Brussels 1160,

represented by Ms. Arielle Vander Perren, its Acting Vice-President Human Resources, and called the ‘Employer,’ in the remainder of this instrument,

AND	Mr. Ulrich Michel, who lives at no. 49 Rue Vilain XIV, 1000 Brussels, called the ‘Employee,’ in the remainder of this instrument,

HAVING FIRST STATED

•	that the Employee has been working for the Employer since March 3, 2003 and, until March 31, 2005, discharged the duties of CFO—Trane Commercial Systems, EMAIR;

•	that they have recognized that, since April 1, 2005, the Employee has been discharging the duties of CFO & VP Finance in the WABCO Division;

•

that effective with the spin off of the WABCO Holdings Inc. (“WABCO”) as a separate publicly traded company, the Employee shall become Chief Financial Officer of WABCO, and the parties therefore are concluding this Amendment to the Employment Contract of March 1, 2003, as amended March 1, 2005, in order to incorporate the terms and conditions of Employee’s new assignment;

HAVE AGREED AS FOLLOWS:

Article 1 Effective Date

These additional clauses apply effective with the spinoff of WABCO, expected to be July 31, 2007 (the “Effective Date”).

Article 2 Function

The parties have mutually agreed to change the function entrusted to the Employee under article 1 of the Employment Contract of March 1, 2003. Effective April 1, 2005, The Employee is entrusted with, and agrees to take on, the function of Chief Financial Officer—WABCO.

Article 3 Compensation

As from the Effective Date, the Employee’s monthly salary, fixed at USD 15,915 under article 5, sub-article 1, paragraph 1, of the Employment Contract of March 1, 2003, as amended, is increased to USD 29,166.67.

The Employee shall be eligible for participation in the WABCO Annual Incentive Plan (AIP) with an annual incentive target of 40% of base salary. The Employee shall participate in the WABCO Long Term Incentive Plan (LTIP) with a target of 40% of base salary. The actual amount payable to you as an annual or long-term incentive will be dependent upon the achievement of performance objectives established in accordance with the terms of such annual or long-term incentive plan. Accordingly, depending on such performance, the actual amount payable to you in respect of such opportunities (including any equity compensation awards provided in respect of your employment) may provide you with actual compensation that is less than, greater than or equal to the target opportunities or other values specified above. Any incentive compensation award will be in such form or forms, and subject to such terms and conditions, as shall be determined by the committee responsible for the administration of the applicable plan, policy or program.

No amounts payable or awards made in respect of incentive compensation, whether payable in cash or stock, or in respect of the Founders grant described below, shall be deemed to be part of your basic compensation or otherwise treated as an entitlement under the provisions of any applicable law. Such amounts are discretionary awards, contingent on performance criteria (including stock price) and are made solely as an inducement for you to assist in the achievement of the performance objectives related thereto.

Article 4 Founders’ Grant

On the Effective Date, you will be granted a “founders” award having an aggregate value of $275,000. This special, non-recurring award shall be granted under the WABCO Omnibus Incentive Plan and shall be subject to the terms and conditions of the WABCO Omnibus Incentive Plan (including with respect to vesting and/or the exercisability of each such award). One half of the value of each such award will be in the form of restricted stock units, which represent the right to receive, subject to the terms and conditions of such award, a corresponding number of shares of WABCO’s Common Stock, and the other half will be in non-qualified stock options. The value of, and the number of shares subject to, each such award shall be determined in a manner consistent with the generally applicable grant practices as applied by Parent prior to the date hereof (that is, the value and size of each restricted stock unit grant will be determined based on the fair market value of a share of the WABCO common stock on the grant date (the “Grant Date Value”) and of each stock option grant will be determined based on the Black-Scholes value of a stock option in respect of one share of the Common Stock, as determined based on the Grant Date Value of such Common Stock).

Article 5 Other Equity Awards

In addition to the special one-time non-recurring grant, commencing in 2008, you will be eligible to receive annual awards in respect of WABCO’s Common Stock in such form or forms, in such amounts and subject to such terms and conditions, as shall be determined at the complete discretion of the committee responsible for the administration of the WABCO Omnibus Incentive Plan.

Article 6 Severance

In the event that your employment is terminated by us without Cause or by you for Good Reason (as each such term is defined in Appendix A), you will be entitled to receive the following severance benefits, which are in lieu of and not in addition to any statutory severance benefits that may otherwise be payable to you. If the statutory severance benefits to which you would otherwise be entitled are greater than the amounts described herein, you will receive the statutory severance benefits and no amounts shall be payable under this section. Otherwise, the statutory severance benefits payable to you will be treated as an offset against the amounts payable under this section, so that you will be entitled under this provision solely to the excess of the amounts described herein over the amount of such statutory severance benefits, if any. In all events, the amounts payable as severance under this section is subject to your executing a release of claims against the Employer and its affiliated companies within 45 days of your termination of employment.

The gross severance benefits payable hereunder (prior to any offset for any statutory severance benefits payable) will include cash severance benefits in a single lump sum amount equal to one and one half times the sum of (i) your then current annual base salary and (ii) your target annual incentive opportunity. You will also receive continued medical and life insurance coverage for a period of 18 months following such termination of employment, subject to earlier cessation if you receive comparable benefits from a future employer; and reimbursement for financial planning services up to a maximum amount of $5,000, so long as such request for reimbursement is submitted within one year of your termination of employment.

You will also participate in the WABCO Change of Control Severance Plan (the “COC Severance Plan”). If your employment is terminated under circumstances which entitle you to receive the severance benefits under the COC Severance Plan, you will receive the severance benefits available thereunder in lieu of (and not it addition to) the severance described above.

Article 7 Noncompetition

During your employment and during the one-year period following the termination of your employment for any reason (the “Restricted Period”), you will not become associated with any entity, whether as a principal, partner, employee, consultant, shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly-traded company) or otherwise, that is actively engaged in any business which is in competition in any geographic area with the Employer’s business.

Article 8 Nonsolicitation

During your employment and the Restricted Period, you shall not (other than in the good faith performance of your duties for the Employer) directly or indirectly induce any employee of the Employer or any of its affiliates to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Employer any of its affiliates unless such person shall have ceased to be employed by such entity for a period of at least 6 months.

Article 9 Confidential Information

Without the prior written consent of the Employer, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency or in the ordinary course of business in the good faith performance of your duties hereunder, you will not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Employer or any of its subsidiaries or information designated as confidential or proprietary that the Employer or any of its affiliates may receive belonging to suppliers, customers or others who do business with the Employer or any of its affiliates (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public by the Employer or is otherwise in the public domain (other than by reason of your breach of this covenant).

Article 10 Maintaining of the Other Provisions of the Employment Contract

The other provisions that are contained in the Employment Contract of March 1, 2003 and that are not altered as a result of the clauses set forth in this instrument continue to be fully applicable.

Article 11 Severability; Reformation.

In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, under Belgian law or otherwise, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of Paragraphs 8 or 9 are not enforceable in accordance with their terms, Employee and Employer agree that such Paragraph shall be reformed to make such Paragraph enforceable in a manner which provides the Employer the maximum rights permitted at law.

*****

Executed at Brussels on July 27, 2007 in two original counterparts, of which the Employer and The Employee each recognized having received one.

The Employee	For, and on behalf of, the Employer,
Arielle Vander Perren, Acting Vice-President Human Resources
WABCO

(Signature preceded by the handwritten Words: ‘read and approved’)

Attachment A

Definitions

Cause—means (i) your willful and continued failure substantially to perform your duties (other than any such failure resulting from incapacity due to reasonably documented physical or mental illness), after a demand for substantial performance is delivered to you, which specifically identifies the manner in which it is believed that you have not substantially performed your duties, (ii) conviction of, or plea of nolo contendere to, a felony, or (iii) the willful engaging by you in gross misconduct that is materially and demonstrably injurious to Employer and/or its affiliated companies (the “Company Group”) or materially impairs your trustworthiness or effectiveness in the performance of your duties. For purposes hereof, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of WSW and its affiliated companies. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of WABCO Holdings Inc. or based upon the advice of counsel for Employer or any of its affiliated companies shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interest of the Company Group.

Good Reason—means any of the following:

(i) a material diminution in your authority, duties, responsibilities status or position(s) as an executive of the Company Group;

(ii) a relocation of your principal offices by at least 30 miles from your initial location under this assignment (other than in connection with repatriation);

(iii) a reduction by the Company Group in your base salary;

(iv) the taking of any action by the Company Group (including the elimination of a plan without providing substitutes therefor or the reduction of your awards thereunder) that would substantially diminish the aggregate projected value of your awards under the Company Group’s applicable incentive plans in which you were participating at the time of the taking of such action;

(v) the taking of any action by the Company Group that would substantially diminish the aggregate value of the benefits provided you under the Company Group’s applicable medical, health, accident, disability, life insurance, thrift and retirement plans in which you were participating at the time of the taking of such action; or

(vi) any purported termination by the Company Group of your employment that is not effected for Cause, provided that this shall not include any termination of employment pursuant to the Company Group’s applicable mandatory retirement policy for executive officers.

Notwithstanding the foregoing, a termination for Good Reason shall not have occurred (a) with regard to the occurrence of the events described in subsections (iii), (iv) and (v) above prior to a Change of Control, if such reductions or actions are proportionate to the reductions or actions applicable to similarly situated executive officers of the Company Group pursuant to a cost savings plan or (b) unless you give the Company written notice that such event constitutes Good Reason within 90 days of first having knowledge of such event and the Company fails to cure the event within 30 days after receipt of such written notice.